FOR IMMEDIATE RELEASE

Investor Contact:  Douglas J. Wetmore

Senior Vice President and CFO

212-708-7145

Media Contact:  Yvette Rudich

Director of Corporate Communications

212-708-7164

IFF REPORTS STRONG FIRST QUARTER 2007 RESULTS

- Double-Digit Growth in Sales, Net Income and Earnings per Share -

New York,  May 3, 2007 - International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances, today reported double-digit growth in sales and net income for the first quarter of 2007.  Earnings per share were $.69 in the quarter, representing an increase of 19% from the first quarter of 2006.

"IFF is off to a solid start in 2007 with double-digit increases in sales and net income," said Robert M. Amen, Chairman and Chief Executive Officer of IFF. "We continue to make progress toward the financial goals we outlined for 2007-2009 by strengthening our customer focus and executing on our plans.

"IFF has a strong reputation for creativity and research, as well as consumer insight and brand understanding.  These attributes are significant competitive differentiators for IFF and are key to providing our customers with winning solutions.  We believe that these capabilities, coupled with the positive trends we are seeing in our markets, will enable us to deliver sustainable growth over time."

Sales rose 11% in the first quarter to $566 million compared to $511 million in the prior year period; flavor and fragrance sales each increased 11%.  Sales for the quarter reflect the generally weaker U.S. dollar, mainly against the Euro and Pound Sterling; at comparable exchange rates, sales would have increased 6%.

The increase in total fragrance sales was driven by higher fine fragrance and beauty care, and fragrance ingredient sales of 11% and 17%, respectively.  The growth in fine fragrance and beauty care was driven by new product introductions, while ingredient sales growth was mainly volume related.  Functional fragrance sales increased 5% on a combination of new wins and improved volumes.

Flavor sales increased 11%, due to new wins and volume growth.  In addition, flavor sales increased in each region, both in local currency and in dollars.

First Quarter 2007 Performance Highlights

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Earnings per share for the 2007 first quarter were $0.69, an increase of 19% from the first quarter of 2006.

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Net income for the 2007 first quarter totaled $63 million, a 17% increase compared with the prior year quarter.

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Gross profit, as a percentage of sales, declined from the prior year quarter, mainly as a result of the shift in product mix, notably higher sales of fragrance ingredients and flavor compounds; gross margin was also impacted by the new fragrance ingredient facility in China, which continues to ramp up as planned.

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Research and Development (R&D) expenses totaled 8% of sales compared to 9% in the prior year quarter; R&D expenses rose at a slower rate than sales.

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Selling and Administrative (S&A) expenses, as a percentage of sales, were 16% in the current quarter compared to 17% in the prior year quarter; the decline was mainly due to reductions in headcount in 2006, most of which occurred after the first quarter.

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Interest expense increased by $3 million mainly due to higher average interest rates on borrowings; the average interest rate for 2007 was 4.1% compared to 2.3% for the 2006 quarter.

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Effective tax rate for the quarter was 28.0% versus 28.6% in the prior year quarter.  The current quarter’s effective tax rate benefited from the reversal of prior accruals.

About International Flavors & Fragrances Inc.

IFF is a leading creator of flavors and fragrances used in a wide variety of consumer products and packaged goods.  Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionary and food products.   The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings.  A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 30 countries worldwide. For more information, please visit our Web site at www.iff.com.

Audio Web Cast

An audio Web cast, to discuss the Company’s first quarter 2007 financial results and outlook, will be held today at 10:00 a.m. EDT.  Interested parties can access the Web cast and accompanying slide presentation on the Company’s Web site at www.iff.com, under the Investor Relations section.  For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site approximately one hour after the event and will remain available on the IFF Web site until 11:59 p.m. on May 17, 2007.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this report, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “believe”, “may”, "outlook", "guidance" and similar terms or variations thereof.  All information concerning future revenues, tax rates or benefits, interest savings, earnings and other future financial results or financial position, constitutes forward-looking information.  Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the outcome of uncertainties related to litigation; uncertainties related to any potential claims and rights of indemnification or other recovery for customer and consumer reaction to its earlier contamination issue; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments.  The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this release that modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release or as part of the webcast will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this release or the webcast.

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International Flavors & Fragrances Inc.

Consolidated Income Statement

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended March 31,
	2006	2007	% Change
Net Sales	$511,432	$566,101	11%
Cost of goods sold	294,818	329,382	12%
Gross margin on sales	216,614	236,719	9%
Research & development	45,602	46,632	2%
Selling and administrative	85,588	91,271	7%
Amortization	3,710	3,556
Restructuring and other charges	661	-
Interest expense	5,373	8,314	55%
Other expense (income), net	439	(167)
Pretax income	75,241	87,113	16%
Income taxes	21,551	24,424
Net income	$53,690	$62,689	17%

Earnings per share - basic	$0.59	$0.70	19%
Earnings per share - diluted	$0.58	$0.69	19%

Average shares outstanding (in thousands):
Basic	91,535	89,378
Diluted	92,207	90,658

International Flavors & Fragrances Inc.

Consolidated Condensed Balance Sheet

(Amounts in thousands)

                       (Unaudited)

	December 31, 2006	March 31, 2007
Cash & cash equivalents	$ 114,508	$ 83,205
Short term investments	604	527
Receivables	405,302	483,863
Inventories	446,606	445,204
Other current assets	112,783	107,513
Total current assets	1,079,803	1,120,312

Property, plant and equipment, net	495,124	487,035
Goodwill and other intangibles, net	745,716	742,160
Other assets	158,261	147,886
Total assets	$ 2,478,904	$ 2,497,393

Bank borrowings and overdrafts	$ 15,897	$ 12,717
Other current liabilities	430,874	331,347
Total current liabilities	446,771	344,064

Long-term debt	791,443	799,735
Non-current liabilities	335,522	414,010

Shareholders' equity	905,168	939,584
Total liabilities and shareholders' equity	$ 2,478,904	$ 2,497,393

International Flavors & Fragrances Inc.

Consolidated Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

	March 31, 2006	March 31, 2007
Cash flows from operating activities:
Net income	$53,690	$62,689
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	22,261	21,139
Deferred income taxes	9,953	11,695
Gain on disposal of assets	(1,644)	(815)
Equity based compensation	2,862	4,277
Changes in assets and liabilities
Current receivables	(45,164)	(38,454)
Inventories	(1,694)	1,648
Current payables	(1,110)	(62,771)
Changes in other assets	(2,134)	6,971
Changes in other liabilities	4,092	1,147
Net cash provided by operations	41,112	7,526

Cash flows from investing activities:
Net change in short-term investments	25	(277)
Additions to property, plant and equipment	(9,033)	(8,590)
Proceeds from disposal of assets	4,670	452
Net cash used in investing activities	(4,338)	(8,415)

Cash flows from financing activities:
Cash dividends paid to shareholders	(17,189)	(18,764)
Net change in bank borrowings and overdrafts	(19,404)	1,903
Proceeds from issuance of stock under stock-based compensation plans	6,636	15,764
Excess tax benefits on stock options exercised	83	1,732
Purchase of treasury stock	(75,561)	(31,480)
Net cash used in financing activities	(105,435)	(30,845)

Effect of exchange rates changes on cash and cash equivalents	1,367	431

Net change in cash and cash equivalents	(67,294)	(31,303)

Cash and cash equivalents at beginning of year	272,545	114,508

Cash and cash equivalents at end of period	$205,251	$83,205